Exhibit 11.2

Business Conduct Guidelines for Employees and Officers of Mitsui & Co., Ltd.

Enacted: January, 2001

Revised: April 2002

Revised: December 2002

Revised: April 2003

Revised: October 2004

These guidelines apply to all employees and officers of Mitsui & Co., Ltd. (the “Company”). Whenever used in these guidelines, the expression “Employees” includes officers and corporate auditors in addition to staff members, unless the context otherwise requires.

1. Compliance with the Law and Respect for Human Rights

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Employees should comply with all applicable laws and regulations, whether domestic or foreign, and should conduct themselves in an ethical and responsible manner in the communities in which they perform their duties for the Company.

•	Employees should respect the cultures, customs and history of every country to which they are brought into contact while performing their duties for the Company.

•	Employees should respect human rights and should not discriminate between persons based on reasons of race, creed, sex, social status, religion, nationality, age or physical or mental disability.

2. Office Environment and Sexual Harassment

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In order that Employees, with individuality and diversity, perform their duties for the Company to the best of their ability, the Employees should respect the character and individuality of one another and make every effort to ensure that the office is an open and comfortable environment in which to work.

•	The Employees should not engage in any sexual harassment or any other behavior which may appear to be sexual harassment.

•	Employees should not disturb the sound discipline, environment and good order of the office by conduct which is contrary to public order and good moral standards.

3. Compliance with Antitrust Law, etc.

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Employees should not conduct themselves in their dealings with the Company’s competitors in a manner which results in an illegal restraint of trade, such as collusion with a view to the fixing of price levels or levels of production or supply or the division of markets.

•	Employees should not collude with the Company’s competitors in any tender such as determining a successful bidder or contract price.

•	Employees should not engage in unfair trade practices, such as boycotts, resale price maintenance or tie-in agreements.

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Employees should not unreasonably damage the interests of sub-contractors of the Company through the unjustified demand to reduce purchase prices, rejection to receive goods, return of goods or delay of payment of purchase prices.

•	Employees should promote fair, transparent and free competition, and carry out appropriate business transactions.

4. Conflicts of Interest between Employees and the Company

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Employees should not participate in any activity which creates or appears to create a conflict between his or her personal interest and the Company’s business interest, such as working for the competitors or the customers of the Company or dealing with the Company for their own behalf.

•	Employees should not use the Company’s property, assets or information system for any purpose other than that of the Company’s business.

•	Employees should not, without the prior consent of the Company, be engaged in any other occupation.

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Employees should not, without the prior consent of the Company, acquire any stock of the customers of the Company or the companies to which the Company makes, or is expected to make, investment where such stock is not listed in any securities exchange.

5. Gift and Favor

•	Employees should not render public officials or persons in a similar position any economic favor such as money, gift or other favor in return for performance of their duties.

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Employees should not render public officials or persons in a similar position of a foreign country any economic favor such as money, gift or other favor for the purpose of securing any improper advantage.

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Employees should not pay any agent, advisor or consultant any commission which they have reason to know will be used for influencing public officials or persons in a similar position in an unlawful manner.

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Employees should not render employees or officers of customers of the Company any economic favor such as money, gift or other favor, the value of which is greater than a generally accepted commercial level at the relevant locale, nor should they receive such economic favor from officers of customers of the Company.

6. Treatment of the Company’s Information

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Employees should hold any secret information of the Company, customer information and personal information as strictly confidential and should not divulge such information to any third party, nor should they use the same for any purpose other than that of the business of the Company.

•	Employees should treat any secret information divulged by a third party as in the same manner as they treat the secret information of the Company.

•	Employees should not infringe the intellectual property rights of any third party, including the copying of computer software, without express permission of such third party.

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Employees should actively and appropriately disclose in a timely manner any information of the Company in accordance with any laws and regulations protecting the interests of investors including the rules of any relevant stock exchanges.

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If Employees become acquainted with any information of the Company or its customers which may materially influence the judgment of investors in the Company or in such customers, they should not sell or purchase any stock of the Company or stock of such customers unless and until such information becomes public and in any event Employees should comply with all relevant insider dealing laws.

•	Employees should not illegally acquire or use any secret business information of a third party.

7. Compliance with Procedures for Export and Import and Other Applicable Laws

•	Employees should comply with the procedures for export and import and should not import prohibited goods.

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For the purpose of securing the international peace and security, Employees should comply with not only applicable laws and regulations but also internal rules of the Company for the international security trade control when they export goods to any foreign country.

•	Employees should be aware of laws and regulations applicable to the business of goods or services in which they are engaged.

8. Company Fund and Financial Reporting

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Employees should properly manage the assets and funds of the Company and use them only for appropriate business related purposes. Employees shall not establish or maintain undisclosed or unrecorded assets or funds.

•	Employees should make timely and appropriate accounting reports, ensuring the accuracy of the reports, and should not make any false or misleading entries in the Company’s books and records.

9. Political Donation and Other Contributions

•	Employees should comply with applicable laws and regulations in the event that they make political donations and other contributions to various entities.

10. Social Contribution

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As good corporate citizens, Employees should make every effort to establish relationships of trust with all stakeholders of the Company with whom they have dealings for the continued improvement of corporate value, while carrying out their duties for the Company and further should try, where possible, to make a positive contribution to the communities in which they perform such duties to work toward building a sustainable society.

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Employee responsibilities should extend beyond economic contributions, and Employees need to be globally active on a consolidated base in different fields, with emphasis on international exchange (regional contribution), education (cultivation of human resources), and the environment.

11. Protection of Environment

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Employees should comply with all laws and regulations relating to the protection of the environment and strive to reduce the burden on the environment by paying maximum attention to the efficient use of resources and energy.

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Employees should strive to develop the procedures for evaluating the environmental impact of new business and to achieve the optimum balance between economic benefit / return and environmental protection.

•	Employees should contribute to the development and spread of environmentally friendly technology and always take into consideration issues of safety.

12. Action against Antisocial Group

•	In the situation where an antisocial group makes unreasonable demands on the Company, Employees should firmly refuse such demands and should not resort to an easy monetary settlement.

•	Employees should never deal with any antisocial group or any entity that is connected with such antisocial group.

13. Report and Sanction

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If an Employee finds evidence of violation of these guidelines, he or she should inform the Administrative Division concerned, Compliance Department of Legal Div. (the secretariat of the Compliance Committee), a Compliance Officer of Business Unit, Chief Compliance Officer of Regional Business Unit, a person in charge of Compliance of each Div. or Branch, or any other of his or her superiors.

•	If an Employee desires to inform anonymously, he or she may do so to the outside lawyers or a third-party hotline.

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Employees should cooperate in any investigation of such alleged violation. If, as a result of the investigation, it becomes clear that there was a violation of these guidelines, sanctions will be imposed on the violator or his or her superiors in accordance with the regulations of the Company.

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The Company ensures that no retaliatory action will be taken against an Employee for informing of such violation or cooperating in such investigation and makes every effort to prevent such informant and any Employees cooperating in such investigation from suffering any disadvantage at his or her office.

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